UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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JOHN BEAN TECHNOLOGIES  CORPORATION

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John Bean Technologies Corporation

70 West Madison Street, Suite 4400

Chicago, IL 60602

SUPPLEMENT DATED APRIL 18, 2019 TO

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

DATED MARCH 28, 2019

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2019

This Supplement provides updated information with respect to the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of John Bean Technologies Corporation, (“JBT” or the “Company”), to be held on Friday, May 10, 2019.  On March 28, 2019, JBT filed its Definitive Proxy Statement (the “Proxy Statement”) for the Annual Meeting.  This Supplement, which describes a recent change in the directors continuing in office and not up for election at the Annual Meeting, should be read in conjunction with the Proxy Statement.

Change in Directors Continuing in Office

On April 15, 2019, the board of directors of JBT (the “Board”) increased the authorized the number of directors of the Board from seven (7) to nine (9) and appointed two new directors to the Board: Barbara L. Braiser, as a Class III Director, with a term expiring at JBT’s 2020 annual meeting of its stockholders and Emmanuel Lagarrigue, as a Class I Director, with a term expiring at JBT’s 2021 annual meeting of its stockholders.  The Board expects to reduce the size of the Board from nine (9) directors to eight (8) directors and eliminate the vacancy in Class II effective on the date of the Annual Meeting.

Business Experience of Ms. Brasier and Mr. Lagarrigue

Barbara L. Brasier, 60, retired in April 2018 as Senior Vice President and Chief Financial Officer of Herc Holdings, Inc., an equipment rental company, after leading the spinoff from Hertz Global Holdings, Inc. beginning in 2015.  Prior to her role at Herc, she served as Senior Vice President, Tax and Treasury for Mondelez International, Inc. from 2012 to 2015, a $30 billion food company spun out from Kraft Foods Inc.   Ms. Brasier has 35 years of experience in finance with a career that spanned diverse roles across public accounting, paper and packaging, industrial equipment, and food manufacturing industries.

Ms. Brasier brings broad global experience in food and industrial companies across capital markets to our Board, including operating, treasury and M&A experience.

Emmanuel Lagarrigue, 49, has served since January 2016 as Executive Vice President and Chief Strategy Officer for Schneider Electric SE, an integrated efficiency solution provider combining energy, automation and software.  Mr. Lagarrigue has served in a variety of roles over a 24 year career at Schneider Electric, with increasing levels of responsibility. Mr. Lagarrigue began his career with Schneider in Barcelona in a variety of sales and marketing roles for Schneider’s Spanish business. In 2004, he moved to a development role and served as country president for Argentina, Uruguay, and Paraguay. In 2007, he moved back to Europe in a business development role and in 2009 became region president of Central Western Europe.  From 2010 to 2012, he served as Senior Vice President, Corporate Strategy based in Hong Kong and Paris and from 2013 to 2015, he served as President of Schneider’s U.S. business operations.

Mr. Lagarrigue brings to our Board broad experience managing an array of high tech industrial businesses and automation strategies, and his active role in creating and executing Schneider’s M&A agenda will be an asset to our growth objectives.

Changes to Board Committees

Ms. Brasier was appointed to the Audit Committee and the Nominating and Governance Committee.  Mr. Lagarrigue was appointed to the Compensation Committee and the Nominating and Governance Committee.

Director Independence

The Board has determined that each of Ms. Brasier and Mr. Lagarrigue satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange.  In addition, Ms. Brasier satisfies the enhanced independence criteria required for members of audit committees, and Mr. Lagarrigue satisfies the enhanced independence criteria required for members of compensation committees, under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards. The Company engages in ordinary course of business transactions with Schneider Electric SE, where Mr. Lagarrigue serves as an executive officer.  Although the Board has not adopted categorical standards of materiality, this relationship was not deemed to be material or as impacting Mr. Lagarrigue’s independence.

Stock Ownership

Ms. Brasier and Mr. Lagarrigue do not own any shares of JBT.  They will begin to receive annual RSU (restricted stock unit) awards on May 1, 2019, in accordance with JBT’s non-employee director compensation program.

Voting Matters

Because the change in directors described in this Supplement does not pertain to the class of directors up for election at the Annual Meeting, none of the agenda items presented in the Notice and Proxy Statement are affected by this Supplement.  If you have already voted your shares via the Internet, telephone or by returning your proxy card or voting instruction form, you do not need to take any action unless you wish to change your vote.  Shares already voted by proxy will remain valid and will be voted at the Annual Meeting unless revoked.